UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2020

AVALARA, INC.

(Exact name of Registrant as Specified in Its Charter)

Washington	001-38525	91-1995935
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 South King Street, Suite 1800 Seattle, WA		98104
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 826-4900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	AVLR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Ross Tennenbaum as Chief Financial Officer and Treasurer

In accordance with previously announced transition plans, on March 29, 2020, the Board of Directors of Avalara, Inc. (the “Company”) appointed Ross Tennenbaum as Chief Financial Officer and Treasurer, effective April 1, 2020, to succeed William Ingram. Mr. Ingram will remain a member of the Company’s Board of Directors.

Prior to joining the Company as executive vice president of strategic initiatives in March 2019, Mr. Tennenbaum, age 41, served as a vice president and later managing director in the technology investment banking division at Goldman Sachs, a financial services firm, from September 2014 to March 2019. From August 2009 to August 2014, Mr. Tennenbaum served as an associate and later vice president in the technology investment banking division at Credit Suisse, a financial services firm. Earlier in his career, Mr. Tennenbaum worked in several finance, accounting and operational leadership roles at VIACK Corporation, a collaboration software company. Mr. Tennenbaum holds a B.S. with concentrations in Finance and Economics from the University of Florida and an M.B.A. from The Wharton School of the University of Pennsylvania.

In connection with Mr. Tennenbaum’s appointment, the Company has entered into an employment agreement with Mr. Tennenbaum that governs the terms of his employment with the Company. Under Mr. Tennenbaum’s employment agreement, his base salary is $380,000, subject to periodic review. Mr. Tennenbaum is also eligible to receive an annual target performance-based bonus of 75% of his base salary and to participate in the Company’s employee benefit programs.

In the event Mr. Tennenbaum’s employment is terminated by the Company without “cause” or by Mr. Tennenbaum for “good reason” (each as defined in the employment agreement), including pursuant to a change in control termination, Mr. Tennenbaum will be eligible to receive the following severance payments and benefits, subject to execution, and non-revocation, of a general release and waiver of claims against the Company in a form satisfactory to the Company and his continued compliance with the Company’s proprietary information and inventions agreement:

• severance pay equal to six months’ base salary, provided that in the event of a change in control termination, such amount will be equal to 12 months’ base salary;

• in the event of a change in control termination, payment of the target bonus for the year of termination, pro-rated for the number of full months worked in such calendar year;

• COBRA continuation coverage for a period of six months following termination, provided that coverage will be for 12 months in the event of a change in control termination (or in either case until such time as Mr. Tennenbaum is no longer entitled to COBRA continuation coverage under the group health plan, whichever period is shorter); and

• in the event of a change in control termination, full acceleration of time-based equity awards.

There are no family relationships between Mr. Tennenbaum and any of the Company’s current or former directors or executive officers. Mr. Tennenbaum is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933.

The foregoing description of Mr. Tennenbaum’s employment agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1*	Executive Employment Agreement between the Registrant and Ross Tennenbaum effective April 1, 2020

* Indicates a management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVALARA, INC.

Date: April 2, 2020	By:	/s/ Alesia L. Pinney
Alesia L. Pinney Executive Vice President, General Counsel, and Secretary